Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related prospectus of Amicus Therapeutics, Inc. (the “Company”) for the registration of 6,866,244 shares of its common stock and to the incorporation by reference therein of our report dated March 3, 2010, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 3, 2010.
/s/ ERNST & YOUNG LLP
MetroPark, New Jersey
January 11, 2011